HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,953

Total Outstanding Loan Balance ($): 452,121,022

Total Expected Collateral Balance - Deal ($): 1,100,000,100

Total Expected Collateral Balance - Selection ($): 454,171,167

Average Loan Current Balance ($): 231,501

Weighted Average Original LTV (%) *: 79.1

Weighted Average Coupon (%): 7.70 Arm

Weighted Average Coupon (%): 7.68

Fixed Weighted Average Coupon (%): 7.89

Weighted Average Margin (%): 5.84

Weighted Average FICO (Non-Zero): 665

Weighted Average Age (Months): 3

%First Liens: 100.0

Second Liens: 0.0%

Arms: 92.0

%Fixed: 8.0

%Interest Only: 24.6

of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00	13	3,570,918	0.8	5.83	79.6	693
6.01 - 6.50	55	16,801,528	3.7	6.38	78.1	687
6.51 - 7.00	268	72,941,298	16.1	6.86	78.5	687
7.01 - 7.50	457	110,128,748	24.4	7.33	78.7	670
7.51 - 8.00	538	122,528,724	27.1	7.80	79.2	662
8.01 - 8.50	317	69,633,254	15.4	8.29	79.2	652
8.51 - 9.00	181	36,133,677	8.0	8.76	79.4	647
9.01 - 9.50	65	11,533,227	2.6	9.26	80.6	634
9.51 - 10.00	36	5,159,060	1.1	9.78	83.6	617
10.01 - 10.50	18	2,876,287	0.6	10.22	83.4	613
10.51 - 11.00	4	730,629	0.2	10.82	88.6	564
11.01 - 11.50	1	83,673	0.0	11.50	90.0	543
Total:	1,953	452,121,022	100.0	7.70	79.1	665
Max: 11.50
Min: 5.63
Wgt Avg: 7.70

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
451 -475	2	209,130	0.0	6.60	80.0	453
501 - 525	6	766,671	0.2	8.66	80.0	520
526 - 550	14	1,939,479	0.4	9.48	83.2	542
551 - 575	29	4,577,859	1.0	9.47	83.3	565
576 - 600	162	26,804,490	5.9	8.18	78.5	590
601 - 625	300	56,471,977	12.5	7.81	78.6	613
626 - 650	397	90,488,282	20.0	7.78	78.6	640
651 - 675	401	97,853,010	21.6	7.69	79.1	662
676 - 700	292	76,752,388	17.0	7.62	79.3	687
701 - 725	174	46,005,795	10.2	7.42	79.4	711
726 - 750	89	24,303,976	5.4	7.30	79.1	736
751 - 775	51	14,837,068	3.3	7.39	79.4	762
776 - 800	33	10,180,642	2.3	7.20	79.3	786
801 - 825	3	930,256	0.2	7.74	80.3	805
Total:	1,953	452,121,022	100.0	7.70	79.1	665
Max: 809 Min: 451 Wgt Avg: 665
	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
<= 50,000	5	240,159	0.1	8.27	74.3	664
50,001 - 100,000	252	20,342,392	4.5	8.17	78.6	633
100,001 - 150,000	373	46,751,235	10.3	7.92	78.7	645
150,001 - 200,000	391	68,603,343	15.2	7.74	78.9	657
200,001 - 250,000	264	58,947,155	13.0	7.76	79.3	662
250,001 - 300,000	193	52,471,278	11.6	7.65	78.8	663
300,001 - 350,000	127	41,405,171	9.2	7.63	79.2	669
350,001 - 400,000	99	37,077,044	8.2	7.60	79.6	668
400,001 -450,000	78	33,163,797	7.3	7.45	79.0	677
450,001 - 500,000	70	33,328,025	7.4	7.40	79.1	686
500,001 - 550,000	35	18,422,398	4.1	7.67	79.0	692
550,001 - 600,000	29	16,541,035	3.7	7.72	79.5	678
600,001 - 650,000	19	11,781,240	2.6	7.45	78.8	676
650,001 - 700,000	10	6,790,465	1.5	8.17	80.4	676
700,001 - 750,000	4	2,946,514	0.7	8.07	77.5	684
750,001 - 800,000	2	1,546,650	0.3	7.75	86.9	659
800,001 - 850,000	1	831,121	0.2	7.30	80.0	669
900,001 - 950,000	1	932,000	0.2	7.95	80.0	699
Total:	1,953	452,121,022	100.0	7.70	79.1	665
Max: 932,000.00 Min: 40,749.88 Avg: 231,500.78
	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
<= 50.0	2	199,793	0.0	8.03	39.9	582
55.1 - 60.0	2	325,861	0.1	7.99	57.3	625
60.1 - 65.0	1	98,140	0.0	6.23	62.6	608
65.1 - 70.0	36	6,718,126	1.5	7.64	70.0	637
70.1 - 75.0	371	78,057,237	17.3	7.44	74.9	656
75.1 - 80.0	1,492	358,135,459	79.2	7.72	80.0	669
80.1 - 85.0	16	3,132,079	0.7	9.20	84.6	612
85.1 - 90.0	31	4,557,586	1.0	9.61	90.0	592
90.1 - 95.0	2	896,742	0.2	8.50	94.1	657
Total:	1,953	452,121,022	100.0	7.70	79.1	665
Max: 95.0 Min: 31.5 Wgt Avg: 79.1

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	362	81,361,196	18.0	8.17	79.2	659
0.50	16	2,276,524	0.5	8.21	79.1	660
1.00	132	40,419,381	8.9	7.87	78.8	674
2.00	716	165,015,100	36.5	7.64	79.2	662
3.00	717	160,736,346	35.6	7.47	78.9	669
5.00	10	2,312,476	0.5	7.94	80.4	662
Total:	1,953	452,121,022	100.0	7.70	79.1	665

		Total	%		WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	1,106	218,202,593	48.3	7.55	78.6	645
Reduced	376	104,703,247	23.2	7.86	79.6	677
Stated Income / Stated Assets	469	128,869,247	28.5	7.82	79.4	688
No Income /No Assets	2	345,936	0.1	8.33	80.0	731
Total:	1,953	452,121,022	100.0	7.70	79.1	665

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	1,920	446,101,057	98.7	7.69	79.0	665
Second Home	5	1,086,698	0.2	8.41	80.0	650
Investor	28	4,933,267	1.1	8.53	81.2	697
Total:	1,953	452,121,022	100.0	7.70	79.1	665

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	472	169,724,467	37.5	7.39	79.0	678
Florida	233	48,763,431	10.8	7.82	79.4	661
Arizona	105	23,237,917	5.1	7.73	79.2	670
Washington	101	21,638,431	4.8	7.51	77.8	660
New York	58	18,765,705	4.2	7.94	78.7	675
Nevada	63	14,892,847	3.3	7.67	78.7	663
Illinois	68	13,716,771	3.0	8.33	80.3	658
Oregon	70	13,619,892	3.0	7.49	78.2	670
Colorado	79	13,584,198	3.0	7.67	80.0	651
Georgia	58	9,290,560	2.1	8.11	78.8	642
Ohio	76	9,202,125	2.0	7.92	80.1	634
Virginia	32	8,608,871	1.9	7.99	79.4	647
New Jersey	27	6,745,328	1.5	8.19	77.4	653
Maryland	23	6,459,707	1.4	8.31	80.3	645
Minnesota	32	5,820,326	1.3	7.61	79.3	664
Other	456	68,050,446	15.1	8.06	79.1	649
Total:	1,953	452,121,022	100.0	7.70	79.1	665

		Total	%		WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	1,605	370,770,362	82.0	7.71	79.3	668
Refinance - Rate Term	62	13,025,022	2.9	7.50	76.8	645
Refinance - Cashout	286	68,325,639	15.1	7.68	78.4	651
Total:	1,953	452,121,022	100.0	7.70	79.1	665

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28	713	168,929,793	37.4	7.72	79.7	669
Arm 2/28 - Balloon 40/30	368	97,985,697	21.7	7.76	79.4	662
Arm 2/28 - Balloon 45/30	123	29,759,588	6.6	7.49	77.1	660
Arm 2/28 - Dual 40/30	2	620,471	0.1	7.72	80.0	654
Arm 3/27	135	29,174,621	6.5	7.75	80.0	677
Arm 3/27 - Balloon 40/30	70	18,073,825	4.0	7.96	79.8	669
Arm 3/27 - Balloon 45/30	279	62,626,442	13.9	7.48	77.1	664
Arm 5/25	22	5,446,436	1.2	7.55	79.4	690
Arm 5/25 - Balloon 40/30	11	2,583,852	0.6	7.19	76.7	675
Arm 5/25 - Balloon 45/30	4	929,511	0.2	7.09	77.2	665
Fixed Balloon 30/15	1	201,303	0.0	7.93	80.0	592
Fixed Balloon 40/30	21	5,641,461	1.2	8.06	79.8	659
Fixed Balloon 45/30	83	13,106,478	2.9	8.01	79.2	631
Fixed Rate	121	17,041,544	3.8	7.74	78.6	650
Total:	1,953	452,121,022	100.0	7.70	79.1	665

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	1,435	318,582,818	70.5	7.66	79.0	663
PUD	281	71,611,396	15.8	7.69	79.3	664
Condo	119	25,936,248	5.7	7.68	78.9	675
2 Family	82	23,796,784	5.3	7.82	79.6	672
3-4 Family	36	12,193,776	2.7	8.44	79.6	677
Total:	1,953	452,121,022	100.0	7.70	79.1	665

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00	50	13,470,612	3.2	7.39	79.9	707
4.01 -4.50	46	14,185,463	3.4	7.16	79.9	690
4.51 - 5.00	97	27,562,552	6.6	7.43	80.1	684
5.01 - 5.50	324	84,671,194	20.3	7.62	79.1	664
5.51 - 6.00	451	112,360,379	27.0	7.48	79.1	667
6.01 - 6.50	417	92,378,664	22.2	7.77	79.0	671
6.51 - 7.00	188	41,280,304	9.9	7.88	78.3	655
7.01 - 7.50	80	16,953,228	4.1	8.40	78.2	636
7.51 - 8.00	55	9,907,343	2.4	8.82	78.2	634
8.01 - 8.50	18	3,228,509	0.8	9.60	81.0	622
8.51 - 9.00	1	131,986	0.0	9.63	80.0	615
Total:	1,727	416,130,235	100.0	7.68	79.1	667
Max: 8.63
Min: 2.25
Wgt Avg: 5.84

		Total	%		WA
Months to Rate Reset	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
10 - 12	5	1,136,462	0.3	6.77	80.0	607
13 - 15	3	315,983	0.1	6.53	79.7	557
16 - 18	12	3,011,287	0.7	7.35	79.6	633
19 - 21	514	126,029,304	30.3	7.59	79.3	665
22 - 24	673	166,887,323	40.1	7.81	79.4	667
25 - 27	1	327,917	0.1	6.05	80.0	662
28 - 30	2	482,265	0.1	6.59	76.1	612
31 - 33	198	47,405,601	11.4	7.60	77.9	670
34 - 36	282	61,574,295	14.8	7.67	78.6	668
37>=	37	8,959,798	2.2	7.40	78.4	683
Total:	1,727	416,130,235	100.0	7.68	79.1	667
Max: 59 Min: 11 Wgt Avg: 25

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 - 11.50	2	759,920	0.2	5.99	80.0	635
11.51 - 12.00	24	6,838,432	1.6	6.37	79.1	683
12.01 - 12.50	55	16,670,742	4.0	6.56	77.8	685
12.51 - 13.00	243	64,691,694	15.5	6.97	78.4	683
13.01 - 13.50	387	95,372,968	22.9	7.37	78.6	673
13.51 - 14.00	366	87,767,963	21.1	7.75	79.0	668
14.01 - 14.50	227	52,840,786	12.7	8.08	79.1	652
14.51 - 15.00	215	48,502,368	11.7	8.22	79.9	661
15.01 - 15.50	126	27,502,150	6.6	8.62	80.2	650
15.51 - 16.00	60	10,934,484	2.6	9.10	81.4	637
16.01 - 16.50	15	3,328,682	0.8	9.81	81.2	620
16.51 - 17.00	5	765,843	0.2	9.95	81.2	572
17.01 - 17.50	2	154,202	0.0	10.92	87.7	582
Total:	1,727	416,130,235	100.0	7.68	79.1	667
Max: 17.50
Min: 10.63 Wgt Avg: 13.80

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
<=4.50	15	3,734,495	0.9	7.77	80.0	699
4.51 - 5.00	2	287,021	0.1	8.04	80.0	720
5.01 - 5.50	2	368,633	0.1	7.25	80.0	628
5.51 - 6.00	21	5,742,512	1.4	6.45	79.3	673
6.01 - 6.50	47	15,034,920	3.6	6.38	77.9	688
6.51 - 7.00	250	69,117,438	16.6	6.87	78.5	687
7.01 - 7.50	415	101,677,843	24.4	7.33	78.6	671
7.51 - 8.00	457	108,548,858	26.1	7.79	79.3	665
8.01 - 8.50	271	63,887,742	15.4	8.29	79.4	655
8.51 - 9.00	142	29,632,659	7.1	8.76	79.3	649
9.01 - 9.50	54	10,311,080	2.5	9.29	80.6	635
9.51 - 10.00	33	5,165,082	1.2	9.84	84.6	608
10.01 - 10.50	13	1,807,650	0.4	10.25	81.9	612
10.51 - 11.00	4	730,629	0.2	10.82	88.6	564
11.01 - 11.50	1	83,673	0.0	11.50	90.0	543
Total:	1,727	416,130,235	100.0	7.68	79.1	667
Max: 11.50
Min: 2.25 Wgt Avg: 7.62

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	174	45,881,872	11.0	7.96	80.0	675
2.00	189	45,857,461	11.0	7.94	79.1	647
3.00	1,333	317,349,865	76.3	7.60	78.9	668
5.00	16	3,306,542	0.8	7.64	76.9	675
6.00	15	3,734,495	0.9	7.77	80.0	699
Total:	1,727	416,130,235	100.0	7.68	79.1	667
Wgt Avg: 2.77

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,523	362,532,934	87.1	7.65	78.9	666
1.50	186	48,856,385	11.7	7.93	80.0	672
2.00	18	4,740,916	1.1	7.72	80.0	686
Total:	1,727	416,130,235	100.0	7.68	79.1	667
Wet Ave: 1.07

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	1,583	341,077,558	75.4	7.78	78.8	660
24	1	212,000	0.0	7.21	80.0	633
60	362	109,051,624	24.1	7.45	79.7	681
120	7	1,779,841	0.4	7.09	80.0	697
Total:	1,953	452,121,022	100.0	7.70	79.1	665